Exhibit 99.1

WYNN RESORTS ANNOUNCES EXPANSION IN MACAU

LAS VEGAS, Nov 15, 2006 (BUSINESS WIRE) -- Wynn Resorts, Limited (Nasdaq: WYNN) announced today the further expansion of Wynn Macau. This new expansion will add a second self-contained, fully integrated resort hotel with all related amenities including food and beverage, retail, entertainment and a casino to the existing property.

Certain portions of the gaming area of the new hotel are part of the previously announced expansion of Wynn Macau, which is expected to open as soon as Chinese New Year in February 2007, less than 90 days from now. These gaming areas are included in the previously announced $1.2 billion budget for Wynn Macau. The new games will be operated in the short term as a second phase of its existing hotel casino until the balance of the project is completed.

The new hotel is currently scheduled to carry the name "Wynn Diamond Suites," reflecting the all suite character of its room inventory. The final statistics concerning key total and related budget information will be available as soon as the budgeting process has been completed, which we expect to be in the second quarter of 2007. Financing for the new hotel is yet to be arranged and requires the approval of our existing lenders.

Wynn Resorts, Limited is traded on the Nasdaq National Market under the ticker symbol WYNN and is part of the NASDAQ-100 Index. On September 6, 2006, Wynn Macau, a destination casino resort in the Macau Special Administrative Region of the People's Republic of China, opened, featuring 600 deluxe hotel rooms and suites, approximately 220 table games and 380 slot machines in approximately 100,000 square feet of casino gaming space, seven restaurants, approximately 26,000 square feet of retail space, a spa, a salon, entertainment lounges and meeting facilities. Additionally, the Company owns and operates Wynn Las Vegas (www.wynnlasvegas.com), a luxury hotel and destination casino resort located on the Las Vegas Strip. Wynn Las Vegas features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 76,000 square feet of retail space.

SOURCE:

Wynn Resorts, Limited

CONTACT:

Samanta Stewart, 702-770-7555

investorrelations@wynnresorts.com

www.wynnresorts.com

www.wynnlasvegas.com

www.wynnmacau.com